                                                                     EXHIBIT 2.2

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (the "Agreement") is made and entered into as of August 21, 1996, between and among SOUTHEAST TEXAS CARDIOLOGY ASSOCIATES, P.A., a Texas professional association ("Seller" and occasionally SETCA), RODOLFO SOTOLONGO, M. D. ("SOTOLONGO"), WAYNE MARGOLIS, M. D. ("MARGOLIS"), and MICHAEL SMITH, M. D. ("SMITH"), and RAYTEL SOUTHEAST MANAGEMENT, L. P., a Texas limited partnership ("Buyer"), its corporate general partner, RAYTEL TEXAS PHYSICIAN SERVICES, INC., a Delaware corporation ("RTPS"), a wholly owned subsidiary of RAYTEL MEDICAL CORPORATION, a Delaware corporation ("RMC"), and collectively SETCA, SOTOLONGO, MARGOLIS, SMITH, RMC, RTPS and BUYER are referred to as the "Parties", and SOTOLONGO, MARGOLIS and SMITH are sometimes referred to as the "Shareholders".

                                    RECITALS

         A. WHEREAS, Seller owns certain assets used in connection with the conduct of its cardiology medical practice with its principal practice located at 2535 Calder Street, Beaumont, 2693 North Street, Beaumont, as well as at locations in Orange, Port Arthur, and Jasper, TX (the "Practice"), and

         B. WHEREAS, Seller desires to sell, assign, transfer and convey the nonmedical assets of the Practice set forth in the exhibits hereto, to Buyer, and Buyer desires to purchase for good and valuable consideration those specific nonmedical assets of the Practice from Seller, and the assumption by Buyer of certain specific liabilities of Seller, as set forth in the exhibits hereto, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants, representations, warranties and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

                                    AGREEMENT

                                    ARTICLE I
                        PURCHASE AND SALE OF THE ASSETS;
                            ASSUMPTION OF LIABILITIES

         1.1. PURCHASE AND SALE OF NONMEDICAL ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer

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
agrees to purchase from Seller, on the date of Closing, the following items of tangible and intangible assets and properties (hereinafter collectively referred to as the "Nonmedical Assets"):

                  (a) The furniture, fixtures, leasehold improvements, office supplies, and general office equipment; medical instruments, medical equipment, medical supplies; the telephones, telephone switches, and telephone numbers; and the other tangible assets and properties of, or pertaining to, the Practice, set forth in "Exhibit 1.1(a)" of this Agreement;

                  (b) The accounting records, files, books, and work papers pertaining to the Practice, including without limitation all credit records, payroll records, operating manuals, procedure manuals, and the computer databases, computer hardware, computer software and related documentation, including source code and systems documentation, set forth in "Exhibit 1.1(b)" of this Agreement;

                  (c) The leasehold interests for the premises in which the Practice is located in Beaumont, Orange, Port Arthur, Jasper, TX, as set forth in "Exhibit 1.1(c)" of this Agreement;

                  (d) The contracts, leases, insurance policies, purchase orders, commitments and other agreements listed on Exhibit 1.1(d), to the extent assignable;

                  (e) All marketing materials and referring physician lists, customer lists, client lists and vendor accounts of the Practice, but specifically excluding therefrom the patient lists, medical records, charts, diagnostic imaging films and similar items (which are designated part of the "Medical Assets" of the Practice, herein);

                  (f) All United States and foreign patents, patent applications, trademarks and applications for trademarks, tradenames and applications for tradenames, service marks and service names and applications for service marks and service names, copyrights and applications for copyrights and registrations; developments, discoveries, inventions, ideas and trade secrets; goodwill and/or other intangible assets of the Practice, set forth in "Exhibit 1.1(f)" of this Agreement;

                  (h) All transferable licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate the Practice as set forth in "Exhibit 1.1(h)" to this Agreement; and

                  (i) All prepaid expenses, prepaid insurance, deposits and other similar items related to the Practice as of the Closing as set forth on the Closing Statement (as hereafter defined).

                  (j) Cash and cash equivalents, bank accounts and certificates of deposit.

         1.2. NONMEDICAL ASSETS. All of the foregoing assets, properties and businesses to be

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
transferred hereunder are sometimes referred to herein as the "Nonmedical
Assets."

                  (a) To the extent the transfer of any of the Nonmedical Assets requires the consent of another party thereto, then the assignment of such Nonmedical Asset shall be subject to receipt of such consent and the transfer and assignment shall not be effective until such consent has been obtained. Seller agrees to cooperate fully with Buyer in seeking such consents or reasonable arrangement designed to provide to Buyer the benefits, claims and rights arising hereunder.

                  (b) Except as set forth in paragraph 1.4, all of the Nonmedical Assets shall be delivered free and clear of any liens, claims, pledges, security interests or encumbrances of any kind, except (i) liens for current taxes not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course or business for obligations not yet due to vendors and the like, and (iii) minor defects in title, none of which in the aggregate or individually interfere with the use of the Nonmedical Assets.

         1.3. EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, Seller hereby retains all of its right, title and interest in and to, and there shall be excluded from the sale, assignment or transfer to Buyer hereunder, whether or not related to the Practice, all of the assets of Seller which are not specifically described in sections 1.1(a) through (i) above; (which are herein referred to as the "Medical Assets"):

                  (a) accounts receivable, goodwill attributable to or arising from the practice of medicine or use of the Medical Assets, and the name of Seller;

                  (b) the patient lists, medical records, charts, diagnostic imaging films and similar items;

                  (c) all drugs, pharmaceuticals, controlled substances, medical devices or similar items which requires the authorization, prescription or order of a physician or other licensed health care provider or requires a permit, registration, certification or other governmental authorization held by a physician or other licensed health care provider as required by federal or state law, or both;

                  (d) any licenses, certificates, approvals and other governmental authorizations necessary or appropriate to own the Medical Assets and to practice medicine;

                  (e) insurance policies covering or relating to medical malpractice;

                  (f) tax refunds, other rebates, refunds or credits due, if any, relating to any period prior to the Closing; and

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                  (g) all contracts or agreements requiring performance by a licensed health care provider under federal or state law.

1.4.        LIABILITIES.

                  (a) ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, Buyer agrees to assume on the Closing Date (as hereinafter defined), and shall thereafter be responsible for paying and satisfying to the extent not discharged prior to the Closing Date, the liabilities and obligations of Seller (the "Assumed Liabilities") expressly set forth in this section 1.4, as follows:

                           (1) accrued vacation and sick pay of Seller's current
employees;

                           (2) accrued accounts payable and accrued expenses of
Seller as of the Closing, as set forth on the Closing Statement;

                            (3) indebtedness owing to Bank One, Texas, N.A., in
an aggregate amount not to exceed [*] as shown on the Seller's financial statements dated as of June 30, 1996, and the precise amount to be determined prior to Closing, as set forth in Section 5.1(a)(8).

                           (4) all contractual liabilities and obligations of
Seller under the contracts, agreements and leases included in the Nonmedical Assets and arising from and after the Closing Date and incurred or arising in the ordinary course of business consistent with past practices and not incurred in violation of any law or in breach of any duty, existing as of the Closing.

                  (b) EXCLUDED LIABILITIES. Except as specifically provided herein, Buyer shall not assume or become liable for any of Seller's debts, obligations or liabilities, known or unknown, fixed or contingent, arising in any way out of Seller's use of the Medical Assets, the Nonmedical Assets or the conduct of any trade, practice or business on the premises previously occupied by the Practice on or before the Closing Date, including, without limitation:

                           (1) salary, bonus, or other compensation which shall
have accrued to Seller's employees for any period prior to the Closing (all such salary, bonuses and other compensation payable by Seller to be excluded from accrued expenses in the determination of Net Assumed Liabilities pursuant to
Section 2.5 below);

                           (2) any obligations or liabilities arising under any
pension plan, defined benefit plan, defined contribution plan, profit sharing plan, retirement plan, deferred compensation arrangement, welfare plans and other similar plans for any current employee, whether or not such employee accepts employment with Buyer prior to the Closing Date;

[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

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                           (3) payroll taxes and unemployment insurance plans
for any current employee, whether or not such employee accepts employment with Buyer prior to the Closing Date;

                           (4) any federal, state, or local taxes, including,
but not limited to, income or franchise taxes or similar taxes based upon or measured by revenue, income, profit or gain from the transfer of the Nonmedical Assets or the operation of the Practice prior to the Closing, any secured or unsecured personal property taxes, or other local, state, or federal tax;

                           (5) any and all environmental liabilities or
liabilities arising out of the use or disposal of petroleum or petroleum products or any hazardous substance or hazardous waste by Seller, or claims by Medicare, Medicaid, the Health Care Finance Administration, any insurance company, managed care organization or other health care claims paying or claims processing intermediary (as those terms are defined by applicable federal, state and local law) relating to the acts or omissions of the Seller.

                  (c) DEFENSES AND CLAIMS. Nothing herein shall be deemed to deprive Buyer of any defenses, set-offs or counterclaims (the "Defenses and Claims") which Seller may have had or which Buyer shall have with respect to any of the liabilities assumed pursuant to Section 1.4(a) above. Effective as of the Closing, Seller agrees to assign, transfer and convey to Buyer all Defenses and Claims and agrees to cooperate with Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the execution of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Buyer in connection with such Defenses and Claims.

                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

         2.1. PURCHASE PRICE. In consideration for the purchase of the Nonmedical Assets and the covenant not to compete set forth in section 8 hereof or delivered hereunder (the "Covenant Not to Compete"), Buyer shall pay:

                  (a) to Seller at the Closing the sum of [*] in cash;

                  (b) Buyer shall assume the Assumed Liabilities, as provided in section 1.4(a) hereof; and

The amount of cash set forth herein is a preliminary amount which may change prior to the Closing in accordance with a schedule to be prepared by Buyer and accepted by Seller, as a closing condition set forth in Section 5.1(a)(8).

[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

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         2.2. PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions set forth herein, the Purchase Price shall be paid on the Closing Date, by wire transfer of federal funds to accounts designated by Seller at least two (2) business days prior to the Closing Date.

         2.3 TAX ALLOCATION. The parties agree to comply with the provisions of
Section 1060 of the Internal Revenue Code of 1986, as amended.

         2.4. PRORATIONS. There shall be prorated between Buyer and Seller, based on the Closing Date of this Agreement, the amounts paid, or to be paid, by or for the Practice to a third party, on the basis of 365 day year, or thirty-day month, as the case may be, for the following:

                  (a) All personal property taxes, real property taxes, federal, state and local taxes levied or assessed against the Practice or any of the Assets described in this Agreement for the current year based on the amount shown on the latest available bill for such item.

                  (b) Charges accruing on any service or other contracts shown on Exhibit 1.1(d) to this Agreement.

         2.5. PURCHASE PRICE ADJUSTMENT. For purposes of this Section 2.5, the term "Net Assumed Liabilities" refers to the result of Seller's (i) accounts payable, plus (ii) accrued expenses less (iii) inventories, less (iv) prepaid items, in each case as of the Closing Date. The Purchase Price shall be adjusted as follows:

                  (a) REDUCTION IN PURCHASE PRICE. The Purchase Price shall be reduced by the amount that the Net Assumed Liabilities, defined in the Preamble to Section 2.5, above, exceed [*].

                  (b) INCREASE IN PURCHASE PRICE. The Purchase Price shall be increased by the amount that the Net Assumed Liabilities, defined in the Preamble to Section 2.5, above, are less than [*].

                  (c) CLOSING STATEMENT. For purposes of establishing the amount of the Purchase Price Adjustment, Seller shall prepare and deliver to Buyer, within thirty (30) days after the Closing, a statement as of the Closing Date (the "Closing Statement"), which shall set forth, as of the Closing, the Net Assumed Liabilities and shall calculate any resultant Purchase Price Adjustment. The Closing Statement will be derived from the internal books and records of Seller in accordance with and consistent with Seller's accounting practices. Transfer taxes arising in connection with the Closing which are to be paid by Seller shall not, however, be included in the Closing Statement. Buyer shall give Seller and its representatives full access to the premises, systems, books and records of the Practice in order to prepare the Closing Statement and to calculate the Purchase Price Adjustment. Buyer shall have thirty (30) business days after receipt

[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]


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of such Closing Statement and proposed Purchase Price Adjustment in which to give Seller written notice of any objection thereto (which notice shall specify the factual basis for such objection and the amount at issue).

                  (d) DISPUTE RESOLUTION. If Buyer timely objects (as provided in subparagraph (c) above) to such Closing Statement and Purchase Price Adjustment, then Seller and Buyer shall promptly meet and attempt in good faith to agree on the Purchase Price Adjustment. Any disputes with respect to the such Closing Statement which are not resolved by Seller and Buyer and their respective accountants within ninety (90) days after the Closing shall, upon written request by either Seller or Buyer, be referred, for final resolution, to such firm of independent certified public accountants as Seller and Buyer shall jointly designate. In the event that the parties are unable to agree upon such designated accounting firm, Arthur Andersen shall choose an independent certified public accounting firm, of national recognition, to perform such services. Each party shall, with twenty (20) days after such submission of such dispute, deliver to such firm the information such party wishes to have considered by such firm in making its determination. Such firm shall present its determination and resolution of such disputes with thirty (30) business days after the submission of such dispute to the firm. Seller and Buyer agree that the determination and resolution by such firm shall be binding and conclusive among the parties. The fees of the accounting firm selected to resolve such disputes shall be borne one-half by Seller and one-half by Buyer. Failure to timely object to the proposed Closing Statement and Purchase Price Adjustment shall prevent Buyer from asserting any claim inconsistent with the amounts set forth therein. If Buyer does not object to the proposed Closing Statement and Purchase Price Adjustment prior to the close of business on the thirtieth (30) business day following the delivery thereof, such proposed Closing Statement and Purchase Price Adjustment shall be deemed final and binding on both parties and shall constitute the Purchase Price Adjustment for all purposes of this Agreement.

                  (e) SETTLEMENT. If the Purchase Price Adjustment results in an increase in the Purchase Price, Buyer shall pay such amount by wire transfer immediately from immediately available funds to the account designated by Seller and such amount shall bear interest from the Closing Date to the date of Payment at the rate of one percent per month. If the Purchase Price Adjustment results in an decrease in the Purchase Price, Seller shall pay such amount by wire transfer immediately from immediately available funds to the account designated by Buyer and such amount shall bear interest from the Closing Date to the date of Payment at the rate of one percent per month.

         2.6. SALES TAXES. Buyer and Seller agree that Seller shall be obligated to pay all of the sales, use and other like taxes arising out of the sale of the Nonmedical Assets to Buyer under the terms of this Agreement, and that Seller shall be responsible for the remittance of the sales taxes arising out of the sale of the Nonmedical Assets.

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                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTEES

         3.1. REPRESENTATIONS AND WARRANTIES.

              (a) SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer, on the date hereof, as follows:

                  (1) STANDING. Seller is a professional association duly organized, validly existing and in good standing under the laws of the State of Texas.

                  (2) SUBSIDIARIES. Seller does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture or other entity which is engaged in any aspect of the Practice.

                  (3) CORPORATE AUTHORITY. Seller has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and in good standing in each state or jurisdiction wherein the nature of the business conducted or the character of the property owned or leased makes such qualification necessary, except in those jurisdictions where the failure to qualify would not have a material and adverse affect on the Practice or the Nonmedical Assets of Seller.

                  (4) AUTHORIZATION. Seller has full corporate power and authority to enter into this Agreement and each of the other transaction documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Board of Directors and shareholders of Seller have taken all action required by law, Seller's Articles of Association and Bylaws, or otherwise, to authorize the execution and delivery of this Agreement and such other transaction documents and the consummation of the transactions contemplated hereby and thereby, and this Agreement and such other transaction documents constitute the valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  (5) EFFECT OF THIS AGREEMENT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will violate, breach or, with the giving of notice or passage of time, constitute an event of default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation which have been assigned by Seller to Buyer, or by which any of the Nonmedical Assets may be bound, except for the requirement of consent or waiver to such transactions by the other party to the agreement or instrument, and except for such violations,

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breaches or defaults (or rights of termination, cancellation or acceleration)
which taken as a whole are not material to the Practice, Nonmedical Assets or financial condition of Seller. Except for this Agreement, Seller has no binding commitment as of the date of this Agreement and will have none as of the Closing Date to sell the Practice or the Nonmedical Assets.

                  (6) TITLE TO NONMEDICAL ASSETS. Seller has good and marketable title to all Nonmedical Assets, except to those covered by equipment leases identified in Exhibit 1.1(a) or Exhibit 1.1(d) hereto (the "Leased Assets"), as to which Seller has valid and subsisting leasehold interests. All of the Nonmedical Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, encumbrances, claims, conditions or restrictions, except: (A) those for current taxes not yet due and payable, or the validity of which is being contested in good faith by appropriate proceedings; and (B) liens imposed by law, such as materialmen's, mechanics', workers', repairmen's, employees', carriers', vendors', warehousemen's, and other like liens arising in the ordinary course of business in respect of obligations that are not yet due and payable and that do not, individually or in the aggregate, materially interfere with the conduct of the Practice, and the Assumed Liabilities as set forth in Section 1.4(a).

                  (7) FINANCIAL STATEMENTS. Seller has hereby delivered to Buyer its unaudited financial statements for the years ended December 31, 1995, 1994 and 1993, respectively, and for the six (6) month period ended June 30, 1996 in an unaudited form (the "Financial Statements"), and represents and warrants that the Financial Statements fairly reflect in all material respects the financial condition of the Seller on their respective dates. The Financial Statements present fairly in all material respects the revenues and the results of the operations of the Seller for the periods covered, in accordance with the books and records of the Seller, and determined in accordance with cash basis accounting principles consistently applied, as of the respective date of each statement, subject in the case of the unaudited statements to any year end audit adjustments and the lack of financial disclosures required pursuant to generally accepted accounting principles.

                  (8) BOOKS OF ACCOUNT. To the knowledge of Seller, the books, records and accounts of Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Practice. Seller has not engaged in any transaction with respect to the Practice, maintained any bank account for the Practice or used any of the funds of Seller in the conduct of the Practice except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

                  (9) STATUS REGARDING LEASES. Seller is not in default under any lease agreement to be assigned to Buyer under the terms of this Agreement and that said lease agreements are the only lease agreements pertaining to such leased space. To the knowledge of

Seller, neither the operations of the Practice on any of such leased real property, nor any improvements thereon, violate in any material respect any applicable building code, zoning requirement, or any statute applicable to such real property.

                  (10) COMPLIANCE WITH APPLICABLE LAWS. Seller has not received any notice of any violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality (including without limitation applicable laws and regulations regarding government contracting, bribery and other prohibited foreign and domestic payment practices, environmental protection, equal employment opportunity, civil rights, and occupational safety and health).

                  (11) LITIGATION AND INVESTIGATIONS. Except as set for in
Exhibit 3.1(a)(11), Seller warrants that there are no lawsuits, proceedings, claims or governmental investigations pending, or known to be threatened or contemplated, against Seller or the Nonmedical Assets or the Practice, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that are known to Seller, which, if determined adversely, could have a material adverse effect on the Assets or the Practice or the ability of Buyer to carry on the Practice following the Closing Date. Without limiting the generality of the foregoing, there are no such claims or proceedings pending or threatened which assert claims for product liability or malpractice arising out of the operations of the Practice, except as set forth in said Exhibit.

                  (12) LICENSES AND GOVERNMENT AUTHORIZATIONS. Seller has all licenses, permits, and authorizations known by Seller to be necessary for the conduct of Seller's Practice as currently conducted, and for the operation of the properties currently operated by Seller on its own account or on behalf of others pursuant to leases or similar arrangements, and no suspension or cancellation of any such license, permit, or authorization is pending or known to be threatened, except for such licenses, permits, and authorizations the failure of which to obtain would not have a material and adverse effect on the Practice or the Nonmedical Assets.

                  (13) GENERAL CONSENTS AND FILINGS. All consents, authorizations, registrations, qualifications, or filings with any federal or state governmental authority on the part of Seller, known by Seller to be required in connection with the consummation of the transactions contemplated herein, are listed on Exhibit 3.1(a)(13) hereto.

                  (14) SUBSTANTIAL CONTRACTS AND OBLIGATIONS. Except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to, or affecting enforcement of, creditors' rights, and by general equitable principles, to the best knowledge of Seller, all substantial contracts are valid and binding upon Seller and the other parties thereto, and are in full force and effect. Neither Seller nor any other party to a substantial contract is known to be in violation of the terms thereof or in default thereunder, and Seller knows of no facts which upon notice or with the passage of time would cause Seller or any other party thereto to be in default thereunder, where such violation or default would have a material and adverse effect on the conduct and operation of the Practice.

                  (15) LAWSUITS OR CLAIMS. Seller has complied with and is not in violation of any applicable federal, state, or local statutes, laws or regulations affecting the Practice, and has disclosed any and all knowledge regarding any legal actions or other proceedings, in whatever stage or form, pending, or to its knowledge threatened or affecting the Practice or the Nonmedical Assets.

                  (16) LOSS, DAMAGE OR DESTRUCTION. Seller is not aware of any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Nonmedical Assets or the Practice.

                  (17) EMPLOYEES. Seller hereby warrants that attached hereto and marked "Exhibit 3.1(a)(17)" is a true and complete list of all persons employed (the "Employees") by Seller in Seller's Practice showing their names, social security numbers, positions or job classifications, and salaries. To the knowledge of Seller:

                       (A) No Employee is obligated under any contract or agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict with such employee's obligation to use his or her best efforts to promote the interests of Seller or Buyer (assuming such employee's employment by Buyer after the Closing) or with Buyer's conduct of the Practice, as contemplated by this Agreement;

                       (B) No Employee is in violation of any term of any employment agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Seller or any previous employer; and

                       (C) There are no pending or threatened suits or administrative actions brought by any current Employee or former Employee alleging any violation of federal, state or local law protecting such Employee in their right to employment, wrongful termination of employment, failure to maintain a safe work place, or similar causes of action, including but not limited to Title VII of the U.S.C.A.

                  (18) LABOR DIFFICULTIES. None of Seller's employees are represented by unions. There is no unfair labor practice complaint pending before the National Labor Relations Board (the "NLRB") or overtly threatened against or affecting Seller or the Practice. There is no labor strike, dispute, slowdown or stoppage pending or overtly threatened against or affecting Seller.

                  (19) SERVICE CONTRACTS. Seller hereby warrants that attached hereto and marked "Exhibit 1.1(d)" is a true and complete list of all leases, service and other contracts pertaining to the Practice on which Seller is obligated, showing (A) the names of the parties to each such contract; (B) the services rendered (or to be rendered) under each such contract; (C) the compensation payable by Seller under each such contract; and (D) the term and expiration date of each such contract.

                  (20) ABSENCE OF LIENS. At or prior to the Closing, Buyer shall have received a UCC search report dated as of a date not more than twenty-five
(25) days before the Closing Date issued by the Secretary of State of Texas indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name Seller as debtor or otherwise indicating any lien on the Assets, except for the leases to be assumed by Buyer hereunder and liens as to which UCC Termination Statements have been obtained from lienholders subject only to payment of specified dollar amounts at the Closing.

                  (21) COVENANTS NOT TO COMPETE. Seller is not a party or otherwise subject to any contract containing covenants by which Seller agrees not to compete in any geographic area, line of business, or with any person or business entity, which in any way relates to the Practice.

                  (22) TAX RETURNS. Seller warrants that it has filed with the appropriate state and federal governmental agencies all material tax returns and tax reports required to be filed by it and which pertain to the operations of the Practice and that such returns have been lawfully filed and in all material respects are true and accurate.

                  (23) ENVIRONMENTAL COMPLIANCE. There are no conditions, circumstances, activities, practices, incidents, actions or plans, in each case relating to the acts or omissions of Seller or the conduct by Seller of the Practice, which pose a significant hazard to human health or the environment, whether or not in compliance with law, existing on any real property presently leased, operated or controlled by Seller and used in connection with the Practice, and there has been no production, use, presence, treatment, storage, transportation, disposal, release or threatened release by Seller of any petroleum, petroleum products or any substance classified as "hazardous" under an applicable federal, state or local law or regulation, other than those materials used in the ordinary course of the operation of the Practice, or which to Seller's knowledge is likely to give rise to any common law or legal liability based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste as a result of Seller's operation of the Practice prior to the Closing Date.

                       (A) Seller has obtained all permits, licenses and other authorizations which are required with respect to the operation of the Practice prior to the Closing Date (the "Environmental Permits") under applicable federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (the "Environmental Laws").

                       (B) Seller is in compliance with all terms and conditions of the Environmental Permits and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder except for such violations that would not have a material and adverse effect on the Practice or the Nonmedical Assets.

                       (C) There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Seller, threatened against Seller or the Practice relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (24) DISCLOSURE. No representation or warranty by Seller in this Agreement contains, or as of the Closing will contain, any untrue statement of a material fact, or omits, or as of the Closing will omit, to state a material fact necessary to make the statements not misleading in light of the circumstances under which they were made; provided, however, that if any party to this Agreement becomes aware prior to the Closing Date (by investigation or otherwise) of any such misstatements or omissions, that party promptly will notify the other parties of such discovery as soon as practicable.

                  (25) INSURANCE. Exhibit 3.1(a)(25) hereto sets forth the insurance covering the Nonmedical Assets and the Practice which have been maintained by the Seller over the three year period preceding the date hereof. At or prior to the Closing, the Seller shall provide to the Buyer certificates of insurance providing evidence of the policies which are currently in force.

                  (26) FRINGE BENEFIT PLANS. Except as described in Exhibit 3.1(a)(26), Seller has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option or any other fringe benefit plan, arrangement or practices, whether formal or informal under which any Employee is eligible for benefits, and Seller has not entered into any commitment to create any additional such plan or arrangement.

                  (27) PENSION BENEFIT PLANS.

                       (A) Except as set forth in Exhibit 3.1(a)(26) to this Agreement, Seller is not a party to, does not participate in and is not obligated to contribute to any "employee welfare benefit plan" as such term is defined in Section 3(l) of ERISA, and Seller is not a party to, does not participate in and is not obligated to contribute to any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, including any pension, profit-sharing, retirement, savings, bonus, thrift or stock bonus plan. Except as set forth in said Exhibit, Seller is not a party to, a participant in or obligated to contribute to any other deferred compensation, incentive, vacation, severance pay, group insurance, stock option or other stock-related employee benefit, or other plan (whether or not written) or arrangement or understanding of any kind whatsoever providing employee benefits for any or all of the current or former employees or agents of Seller.

                       (B) Except as set forth in "Exhibit 3.1(a)(26)" to this Agreement, there are no "employee pension benefit plans", as defined in Section 3(2) of ERISA, (i) in respect of which Seller is an "employer" or a "substantial employer," as defined in Sections 3(5) and 4001(a)(2), respectively, of ERISA,
(ii) with respect to which Seller is a "party in interest" within the meaning of
Section 3(14) of ERISA, or (iii) with respect to which Seller is assuming any liability or will be liable to make contributions to or for the payment of benefits. Seller is not a party to, and none of its operations is or has ever been covered by, (i) any "multi-employer plan" as such term is defined in
Section 3(37) or Section 4001(a)(3) of ERISA or (ii) any other pension or retirement payment arrangement, whether or not written, involving a past or unfunded future cost to Seller, whether or not such plan or arrangement is covered by ERISA.

                  (28) INTANGIBLE PROPERTY. Seller owns and as of the Closing will own, the entire right, title and interest in and to all of the trademarks, trademark registrations and applications, service marks, service names, and commercial names set forth in "Exhibit 1.1(f)" to this Agreement, (the "Seller Intangible Property"). To the knowledge of Seller: (i) none of the Seller Intangible Property is being infringed by others; and (ii) the conduct of the Practice does not infringe any patent, copyright, trademark, trade secret, trade name or commercial name, registered or unregistered, or other intellectual property rights of third parties, including present or former employees of the Practice or former employers of such persons, and no claims are pending or have been made to such effect.

                  (29) ADVERSE CHANGES. Since the date of the most recent financial statement referred to in Section 3.1(a)(7) above, there has been no material adverse change in the Assets or the Practice.

         3.2. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller that:

                  (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) CORPORATE AUTHORITY. Buyer has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and in good standing in each state or jurisdiction wherein the nature of the business conducted or the character of the property owned or leased makes such qualification necessary, except in those jurisdictions where the failure to qualify would not have a material and adverse affect on the business of Buyer.

                  (c) AUTHORIZATION. Buyer has full corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has taken all action required by law, Buyer's Certificate of Incorporation and Bylaws, or otherwise, to authorize the execution and delivery of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and this Agreement and such other Transaction Documents constitute the valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                   (d) LITIGATION. There are no actions, suits, proceedings or investigations, at law or in equity, pending before any court, arbitrator or governmental board or body, or pending or, to the knowledge of Buyer, threatened, against or affecting Buyer which may adversely affect the ability of Buyer to perform its obligations under the Transaction Documents.

                  (e) GENERAL CONSENTS AND FILINGS. All consents, authorizations, registrations, qualifications, or filings with any federal or state governmental authority on the part of Buyer, known by Buyer to be required in connection with the consummation of the transactions contemplated herein, shall have been obtained prior to and be effective as of the Closing Date.

                  (f) WARRANTIES ON CLOSING DATE. No representation or warranty by Buyer in this Agreement contains, or as of the Closing will contain, any untrue statement of a material fact, or omits, or as of the Closing will omit, to state a material fact necessary to make the statements not misleading in light of the circumstances under which they were made; provided, however, that if any party to this Agreement becomes aware prior to the Closing Date (by investigation or otherwise) of any such misstatements or omissions, that party promptly will notify the other parties of such discovery as soon as practicable.

                  (g) EFFECT OF THIS AGREEMENT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will violate, breach or, with the giving of notice or passage of time, constitute an event of default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation, except for the requirement of consent or waiver to such transactions by the other party to the agreement or instrument, and except for such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which taken as a whole are not material to the financial condition of Buyer.

         3.3. BROKER OR AGENT. Each party shall pay any fee due to any broker, finder, agent or other person or entity contracted by that party in regard to this transaction and shall indemnify and hold harmless the other party therefrom.

         3.4. OBLIGATIONS AFTER CLOSING. From time to time after the Closing, the parties shall, at the reasonable request of the other, and without further consideration, execute and deliver or cause to be executed and delivered such instruments, and take such other actions, as may reasonably be requested in order fully to transfer and perfect title to the Nonmedical Assets and to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

         4.1. COVENANTS OF SELLER. Seller hereby covenants that:

              (a) ADVICE OF CHANGES. Seller will promptly notify Buyer in writing of:

                  (1) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect and

                  (2) any known or reasonably anticipated material adverse change in the Practice occurring after the date of this Agreement.

              (b) ABSENCE OF CHANGES. Except as set forth in "Exhibit 4.1(b)" to this Agreement there has not been, since July 1, 1996, and as of the Closing Date, there will not be:

                  (1) any change in the Assets, financial condition, accounting methods or operations of the Seller or the Practice, except changes in the ordinary course of business which have not been, either in any single case or in the aggregate, materially adverse to the Seller or the Practice;

                  (2) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Nonmedical Assets or the Seller;

                  (3) any waiver by the Seller of valuable rights or of debts owed to it (including, but not limited to, accounts receivable) which, taken as a whole, are material to the business or financial condition of Seller;

                  (4) any loans made by Seller to its employees or agents other than advances of expenses made in the ordinary course of business or consistent with prudent past practices as to kind and amount;

                  (5) other than in accordance with obligations, agreements or commitments in effect on or before the Closing Date and disclosed to Buyer, any increase in the compensation payable by Seller to any employee or agent or any declaration, payment, commitment or obligation of any kind for the payment by Seller of any bonus, additional compensation or salary, or retirement, termination or severance benefits to employees or agent; provided that Seller may grant annual raises in the ordinary course consistent with past practices; or

                  (6) any other event or condition of any character which materially and adversely has affected or can be reasonably anticipated to materially and adversely affect the condition, affairs or operations of the Seller or the Practice.

              (c) IMPLEMENTATION OF REPRESENTATIONS AND WARRANTIES. Seller shall use its best efforts to render accurate as of the Closing its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing any of such representations and warranties.

              (d) COMMUNICATIONS AND PUBLIC ANNOUNCEMENTS. Between the date hereof and the Closing, Seller shall not furnish any communication to, or otherwise communicate with, the public with respect to the transactions contemplated by this Agreement, except to the extent necessary to obtain consents and approvals required in order to transfer the Nonmedical Assets, without the prior approval of Buyer as to the content thereof, which approval shall not be unreasonably withheld or delayed by Buyer and which shall not be withheld or delayed where such communication is required by applicable law or is required as a condition of any regulatory approval sought by Seller. No such communication or public announcement shall disclose the amount of the Purchase Price unless, in the opinion of Seller's counsel, such disclosure is required by applicable law. The foregoing provisions do not limit the ability of the Seller to discuss with, or disclose to, its employees this transaction.

              (e) ASSISTANCE IN TRANSFERRING NONMEDICAL ASSETS AND PRACTICE. Seller shall use reasonable efforts to assist Buyer in planning for and accomplishing the orderly transition and transfer of the Nonmedical Assets to Buyer as provided herein and shall take all steps as may be reasonably requested by Buyer in furtherance thereof, including the continuation of services to patients and customers of Seller. Seller will also cooperate in the preparation of any required financial statements, the cost thereof to be borne by Buyer.

              (f) ACCESS FOR DUE DILIGENCE. Between the date hereof and the Closing or the termination of this Agreement, whichever shall first occur:

                  (1) Seller shall afford representatives of Buyer and its agents reasonable access during normal business hours to the offices, personnel and representatives (including independent accountants) of Seller and to such of the financial, contractual and other records of Seller as shall be reasonably necessary for Buyer's investigation of the Seller Practice, which investigations will be conducted in a manner which will not unreasonably interfere with the normal conduct of the Practice;

                  (2) Buyer and its representatives shall have the right to contact third parties who have material contractual relationships with Seller in order to investigate the status of such relationships, however, Buyer shall not contact any third parties without the prior approval of the Seller and in a manner reasonably satisfactory to Seller, which approval shall not be unreasonably withheld;

                  (3) Seller shall promptly provide to representatives of Buyer and its agents such financial and operating data of Seller and such other information with respect to the Assets and the Practice as such persons shall, from time to time, reasonably request.

              (g) OTHER TRANSACTIONS. So long as this Agreement has not been terminated in accordance with its terms, Seller will not, directly or indirectly through any officer, director, employee, agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Buyer and its officers, employees and agents) regarding any acquisition of any capital stock or other securities of Seller, any merger or consolidation with or involving Seller or any acquisition of any material portion of the assets of Seller.

              (h) THIRD PARTY CONSENTS. Seller shall use its best efforts to obtain the written consent of each person, organization or governmental authority whose consent or approval shall be required or advisable in order to permit it to transfer the Nonmedical Assets hereunder; however, should Buyer elect to proceed with the Closing notwithstanding Seller's failure to obtain any of the written consents required or advisable hereunder, then the Seller shall have no further liability or obligation with respect thereto.

              (i) RISK OF LOSS. All risk of loss, damage or destruction to the Nonmedical Assets shall be borne by Seller until the Closing Date as provided herein.

         4.2. COVENANTS OF BUYER. Buyer hereby covenants that:

              (a) ADVICE OF CHANGES. Buyer will promptly notify Seller in writing of (i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect, and (ii) any material adverse change in the business or prospects of the business of the Buyer.

              (b) IMPLEMENTATION OF REPRESENTATIONS AND WARRANTIES. Buyer shall use its best efforts to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

              (c) COMMUNICATIONS AND PUBLIC ANNOUNCEMENTS. Between the date hereof and the Closing Date, Buyer shall not furnish any communication to, or otherwise communicate with, the public with respect to the transactions contemplated by this Agreement, except to the extent necessary to obtain consents and approvals required in order to transfer the Assets, without the prior approval of Seller as to the content thereof, which approval shall not be unreasonably withheld or delayed by Seller and which shall not be withheld or delayed where such communication is required by applicable law or is required as a condition of any regulatory approval sought by Buyer. No such communication or public announcement shall disclose the amount of the Purchase Price unless, in the opinion of Buyer's counsel, such disclosure is required by applicable law.

              (d) THIRD PARTY CONSENTS. Buyer shall use reasonable efforts to assist the Seller in obtaining the written consent and approvals of each person, organization or governmental authority whose consent or approval shall be required or advisable in order to permit it to transfer the Nonmedical Assets hereunder.

              (e) COLLECTION OF ACCOUNTS RECEIVABLE. At Seller's option following the Closing, or as soon thereafter as shall be practicable, Seller shall deliver to Buyer a list of its accounts receivable as of the Closing Date. Buyer agrees to use its best efforts, during the six months period following the Closing, to collect, on behalf of and for the account of Seller, such accounts receivable as expeditiously as possible. Any payments which Buyer receives which are made in the name of the Seller shall be immediately delivered to the Seller. Any payments which are received in the name of Buyer shall be transmitted to the Seller on a weekly basis. It is agreed that all payments received from an account debtor shall be applied against the receivables of such debtor in the same order as booked, except in the event the account debtor otherwise specifies in writing. Nothing contained herein shall obligate Buyer to institute litigation in an effort to collect the accounts receivable, nor shall Seller be prevented from taking any action to collect the accounts receivable. Seller shall pay to the Buyer a fee with respect to such services, at a mutually agreed rate. Seller may terminate this arrangement at any time upon 15 days prior notice.

         4.3. OTHER AGREEMENTS OF THE PARTIES.

              (a) NON-COMPETITION AGREEMENT. At the Closing, Seller, its individual shareholders and Buyer, its corporate general partner, Raytel Cardiovascular Labs, Inc., a Delaware corporation, and its parent corporation, Raytel Medical Corporation, a Delaware corporation, shall enter into a Covenant Not to Compete, in form and substance satisfactory to each party, pursuant to which Seller and the individual shareholders shall agree not to compete with the Buyer, in the manner and to the extent provided therein.

              (b) BOOKS AND RECORDS. Excluded from the Nonmedical Assets are the patient records described on Exhibit 1.4(b) hereto. Seller shall preserve such patient records and files for a period of five years from the date the patient ceases to be an active patient, and in the event the Seller at any time after the end of such period of time determines to destroy all or any portion of said patient records and files, it shall first notify Buyer of such decision and provide Buyer the opportunity to obtain possession thereof. Buyer shall at all times have immediate and unrestricted access to such patient records and files, upon reasonable notice and for any reasonable purpose of Buyer. Buyer will maintain the confidentiality of all patient records and not use the same except to respond to (i) third party claims, (ii) governmental or third party payor inquiries, investigations or proceedings, or (iii) physician or patient inquiries.

         4.4. TERMINATION.

              (a) This Agreement may be terminated, and the purchase and sale of the Nonmedical Assets abandoned, at any time by the mutual written consent of the parties expressed by action of their respective Boards of Directors.

              (b) This Agreement shall automatically terminate if the Closing hereunder shall not have been consummated on or before August 31, 1996, unless the parties shall have agreed in writing to extend such date.

              (c) Buyer shall also be able to terminate this Agreement in the event that (i) it determines that, in the course of its due diligence review of the books, records, contracts, documents and other materials requested from , Seller's Practice is not in substantial compliance with all federal, state and local statutes, regulations and rules applicable to the Practice, including but not limited to Title XVIII of the Social Security Act, codified at 42 U.S.C.A. sections 1395-1395cc and Medicare regulations codified at 42 C.F.R. Parts 405-424, and 482-498, (ii) Seller's representations and warranties contained herein are materially incorrect and cannot be corrected within a reasonable period of time, or (iii) the Assets and Practice are materially not as represented by Seller.

              (d) Seller shall also be able to terminate this Agreement in the event that Buyer's representations and warranties contained herein are materially incorrect and cannot be corrected within a reasonable period of time.

                                    ARTICLE V
                               CLOSING CONDITIONS

         5.1. CLOSING CONDITIONS.

              (a) SELLER'S CONDITIONS. Seller's obligations hereunder at Closing are specifically conditioned on the following:

                  (1) ACCURACY OF REPRESENTATIONS AND WARRANTIES; ETC. All of the representations and warranties made by Buyer in this Agreement shall be true in all material respects as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing, except as affected by transactions contemplated by this Agreement; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing shall have been duly complied with and performed; and Seller shall receive a certification of the Buyer, dated the Closing Date and executed by the Chairman or President of the Buyer, to each such effect.

                  (2) APPROVAL OF SALE. All authorizations, consents and approvals of all federal, state, and local governmental agencies and authorities required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement, if any, shall have been obtained.

                  (3) CONSENTS OBTAINED. Seller shall have received consent or approval of each person or organization whose consent or approval shall be required in order to permit Seller to consummate the transactions contemplated hereby or in order to avoid any breach or termination of any material contract, agreement or lease included in the Assets.

                  (4) NO LITIGATION. There shall be no litigation pending which has been brought for the purpose of enjoining the purchase and sale of the Nonmedical Assets or any part thereof or any other transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Seller, or any of their officers or directors, because of such purchase and sale or any such transaction.

                  (5) NON-COMPETITION COVENANT. The non-competition agreement referred to in paragraph 4.3(a) shall have been executed and delivered by the parties thereto.

                  (6) PAYMENT. The payment of the Purchase Price, in accordance with the provisions of paragraph 2.2 above, shall have been made to the Seller.

                  (7) ASSUMPTION AGREEMENT. An assumption agreement, in form and substance satisfactory to Seller, pursuant to which the Buyer confirms its assumption of liabilities and obligations as provided herein, shall have been executed and delivered by the Buyer.

                  (8) PURCHASE PRICE. A schedule setting forth the cash amount to be delivered at the Closing.

                  (9) DOCUMENTATION. All documentation to be delivered by Buyer at closing shall be in a form reasonably acceptable to Seller as to form and content.

              (b) BUYER'S CONDITIONS. The obligations of Buyer hereunder at Closing shall be subject to satisfaction of the following conditions:

                  (1) ACCURACY OF REPRESENTATIONS AND WARRANTIES; ETC. All of the representations and warranties made by Seller in this Agreement shall be true in all material respects as of the Closing, with the same force and effect as though such representations and warranties had been made as of the Closing, except as affected by transactions contemplated by this Agreement; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller or its affiliates, at or before the Closing shall have been duly complied with and performed; and Buyer shall have received a certification of the Seller, dated the Closing Date and executed by the President and Chief Executive Officer of the Seller, to each such effect.

                  (2) APPROVAL OF SALE. All authorization, consents and approvals of all federal, state, and local governmental agencies and authorities required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement shall have been obtained, it being agreed that Seller shall have no liability to the Buyer in the event that the Buyer chooses to proceed with closing notwithstanding the failure to obtain any such authorization, consent or approval.

                  (3) CONSENTS OBTAINED. The consent or approval of each person or organization whose consent or approval shall be required in order to permit Seller to consummate the transactions contemplated hereby or in order to avoid any breach or termination of any contract, agreement or lease included in the Nonmedical Assets shall have been obtained, it being agreed that the Seller shall have no liability in the event the Buyer chooses to proceed with closing notwithstanding the failure to obtain any such consent or approval.

                  (4) NO LITIGATION. There shall be no litigation pending which has been brought for the purpose of enjoining the purchase and sale of the Nonmedical Assets or any part thereof or any other transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Buyer, or any of their officers or directors, because of such purchase and sale or any such transaction.

                  (5) DOCUMENTATION. All documentation to be delivered by Seller at Closing shall be in a form reasonably acceptable to Buyer as to form and content.

                  (6) ASSIGNMENTS. All steps necessary to assure proper transfer of all assignable permits and licenses relating to the Practice, including but not limited to assignable environmental permits and business licenses, shall have been taken.

                  (7) NO ADVERSE EVENT. No other event has occurred which, either singly or in the aggregate, has or may have a material and adverse effect on the Nonmedical Assets or the Practice.

                  (8) NON-COMPETITION AGREEMENT. The non-competition agreement referred to in paragraph 4.3(a) shall have been executed and delivered by the parties thereto.

                  (9) EMPLOYEE COVENANTS. Seller and its shareholders, both jointly and severally, covenant that they will obtain from each of the present physicians employed by Seller or serving as an independent contractor to Seller a binding covenant not to compete substantially similar to the terms of the agreement referred to in paragraph 4.3(a), and such covenant not to compete shall have been executed and delivered by each such physician employee or physician independent contractor prior to the closing of the transaction set forth in this Agreement. In addition, Seller shall have assigned to the Buyer its rights under any outstanding non-competition, confidentiality or similar covenant or agreements which it may have received from its current employees.

                  (10) BILL OF SALE. A bill of sale, and such other instruments of assignment as may be appropriate, in form and substance satisfactory to the Buyer, shall have been delivered to the Buyer, evidencing the transfer of the Nonmedical Assets to the Buyer.

                  (11) ASSUMED BANK LOANS. A schedule disclosing the exact amount of indebtedness being assumed by Buyer.

                                   ARTICLE VI
                                     CLOSING

         6.1. CLOSING. The consummation of the purchase and sale of the Nonmedical Assets hereunder (the "Closing") shall take place on such date as the parties shall mutually agree in writing (the "Closing Date"), but in no event later than August 31, 1996. The Closing shall take place at the offices of Orgain, Bell & Tucker, LLP, 470 Orleans Street, Beaumont, TX 77702

                                   ARTICLE VII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                               AND INDEMNIFICATION

         7.1. SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing Date for the period in which a claim with respect thereto may be made, in accordance with the provisions of paragraph
7.3 hereto.

         7.2. INDEMNITY.

              (a) BY SELLER. Upon and following the Closing, and subject to the limitations set forth in paragraph 7.3 hereto, Seller shall indemnify, defend, protect and hold Buyer harmless from, and against, any and all claims, demands and liabilities (including but not limited to claims or liabilities relating to environmental damage or claims by Medicare, Medicaid, Health Care Finance Administration (including but not limited to Title XVIII of the Social Security Act, codified at 42 U.S.C.A. sections 1395-1395cc and Medicare regulations codified at 42 C.F.R. Parts 405-424, and 482-498), any insurance company, managed care organization or other health care claims paying or claims processing intermediary), including reasonable attorney's fees, arising from or on account of:

                  (1) any breach by Seller of this Agreement;

                  (2) any liability of Seller not assumed by Buyer herein or in any instrument delivered hereunder;

                  (3) any inaccuracy to, misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by Seller herein; and

                  (4) Seller's use of the Nonmedical Assets, operation of the Practice and use and occupation of any premises in which the Practice is located prior to the Closing, including, without limitation, any and all amounts payable to local, state or federal tax authorities, claims made by creditors of Seller and liability claims made with respect to the conduct of the Practice by Seller prior to the Closing, except for liabilities expressly assumed herein by Buyer.

              (b) BY BUYER. Buyer shall indemnify, defend, protect, and hold Seller harmless from and against any and all claims, demands and liabilities, including reasonable attorneys' fees, arising from or on account of (1) Buyer's use of the Nonmedical Assets or Buyer's operation of any business using the Nonmedical Assets or the use and occupation of the premises in which the Practice is located on or after the Closing, including without limitation any and all amounts payable to local, state or federal tax authorities, claims made by creditors of Buyer and liability claims made with respect to the conduct of the business by Buyer following the Closing; (2) any breach by Buyer of this Agreement; (3) any liability of Seller assumed by Buyer herein or in any instrument delivered hereunder; and (4) any inaccuracy to, misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by Buyer herein.

         7.3. LIMITS TO INDEMNITY. Notwithstanding the provisions of this
Article VII, or any other provisions set forth in this Agreement or in any document delivered hereunder:

              (a) Any claim for indemnification made pursuant to paragraph 7.2(a) above must be made in writing to Seller during the six month period following the Closing Date, unless and to the extent that such claim relates to a claim or liability relating to environmental damage or claims by Medicare, Medicaid or the Health Care Finance Administration or any insurance company, managed care organization or other health care claims paying or claims processing intermediary (collectively, "Environmental or Medicare Claims"), which Environmental or Medicare Claims must be made, if at all, in writing within three years following the Closing Date. Buyer shall have no right to make a claim for indemnity after the end of the applicable period.

              (b) Buyer shall be entitled to indemnification from Seller (i) only in the event that all such claims exceed $500, and then only with respect to the excess above $500 and (ii) only in an amount, in the aggregate not exceeding $5,000,000, unless and to the extent that a claim is an Environmental or Medicare Claim, in which case such parties' aggregate liability for all such Environmental or Medicare Claims shall be unlimited.

         7.4 RESPONSE TO MEDICARE CLAIMS. In the event that Buyer receives a Medicare Claim (or inquiry which could result in a Medicare Claim), as to which Buyer has the right to indemnity, Buyer will immediately notify Seller thereof and Seller will have sole right to respond to and defend such Claim or inquiry.

                                  ARTICLE VIII
                             COVENANT NOT TO COMPETE

         8.1 COVENANT NOT TO COMPETE.

              (a) Seller and the individual Shareholders, either individually or in any combination among themselves or in combination with others, covenant and agree that they will not, nor will they permit any affiliate, during the five
(5) year period following the Closing, to engage, directly or indirectly, as owner, partner, stockholder, joint venturer, consultant, or in any other capacity whatsoever become financially interested, in any medical practice providing the same or similar services as now being performed by Seller or the individual Shareholders, including but not limited to invasive or noninvasive cardiac services (the "Restricted Services") anywhere within the six (6) counties consisting of Jefferson, Orange, Hardin, Jasper, Chambers and Liberty Counties, all within the State of Texas.

              (b) The provisions of subparagraph (a) above shall not pertain to or restrict Seller or the Shareholders from:

                  (1) owning up to 5% of the capital stock of any corporation whose stock is publicly traded;

                  (2) performing the duties and responsibilities of a full-time member of the teaching faculty at an accredited medical school; or

                  (3) owning shares in New PA for the purposes contemplated in the Transaction Documents or Seller following the Closing for the sole and exclusive purpose of collecting the accounts receivable, defending any existing medical malpractice claims or potential claims, paying liabilities, and otherwise winding up the affairs of Seller, which shall specifically exclude the performing of additional medical services, either for compensation or without compensation, and

              (c) Seller and the Shareholders agree that the time period provided for, and the geographical area encompassed by, the covenants contained in this Section 8.1 are necessary and reasonable in order to protect Buyer in the conduct of the business and the utilization of the Nonmedical Assets acquired by virtue of this Agreement.

              (d) If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 8.1 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine a lesser scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

              (e) It is expressly agreed that monetary damages would be inadequate to compensate Buyer for any breach by Seller or the individual shareholders of the covenants set forth in this Section 8.1 and, accordingly, that in the event of any breach or threatened breach by Seller or the individual shareholder of any such covenant, Buyer will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Buyer may be entitled.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1. MISCELLANEOUS.

              (a) AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

              (b) WAIVER. Buyer, on the one hand, and Seller, on the other hand, may, by written notice to the other:

                  (1) waive any of the conditions to its obligations hereunder or extend the time for the performance of any obligation or action of the other;

                  (2) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement;

                  (3) waive compliance with any of the covenants of the other contained in this Agreement; or

                  (4) waive or modify performance of any of the obligations of the other.

         No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provision.

              (c) APPLICABLE LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Texas.

              (d) BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives. No party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, that

                  (1) Buyer may assign its rights under this Agreement to any majority-owned subsidiary of Buyer, provided that Buyer or its parent corporation guarantees the obligations of such subsidiary hereunder; and

                  (2) any party may assign its rights under this Agreement to any successor through any merger or consolidation, or purchaser of all or substantially all of such party's stock or assets.

              (e) EXPENSES. The parties shall each be responsible for accounting, legal, and other professional fees, or other costs or expenses which are related to the transactions contemplated herein, whether or not such transactions are consummated.

              (f) NOTICES. All notices and other communications provided for in this Agreement shall be given or made by telex, telecopy, telegraph, cable, certified or registered mail (return receipt requested), or delivered personally or by a nationally recognized overnight courier service to the address set forth below (or such other address as may be designated by any method permitted by this Paragraph 9). All such communications shall be deemed to have been duly given when transmitted by telex or telecopier (if a copy thereof is also mailed to the recipient, certified or registered mail, postage paid), or personally delivered or delivered by cable, telegraph, or nationally overnight courier service, or five (5) calendar days after mailing, postage prepaid, to the address set forth below.

              IF TO SELLER:     Southeast Texas Cardiology Associates II, P.A.
                                2693 North  Street
                                Beaumont, TX  77701
                                Attn:    Rodolfo Sotolongo, M. D.
                                         President

              WITH COPY TO:     Orgain, Bell & Tucker, L.L.P.
                                470 Orleans Street
                                Beaumont, TX  77701
                                Attn:  John Creighton, Esq.
                                         Lance J. Fox, Esq.

              IF TO BUYER:     Raytel Medical Corporation
                               2755 Campus Drive, Suite 200
                               San Mateo, California 94403
                               Attn:    Richard F. Bader
                                        Chairman and Chief Executive Officer

              WITH COPY TO:     Mayor, Day, Caldwell & Keeton, L.L.P.
                                700 Louisiana Street, Suite 1900
                                Houston, TX  77002-2778
                                Attn:    Diana M. Hudson, Esq.

                  (g) PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

                  (h) SEVERABILITY. In the event any provision or portion of a provision of this Agreement is held to be invalid, void or unenforceable, the rest of the Agreement shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired, or invalidated.

                  (i) ENTIRE AGREEMENT. This instrument constitutes the entire agreement between the parties and supersedes all prior understandings, previous negotiations, and any memoranda or understanding with respect to the subject matter hereof.

                  (j) NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

                  (k) COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

                  (l) TIME OF THE ESSENCE. Time is of the essence in this Agreement.

                  (m) EXHIBITS. All exhibits attached to this Agreement are incorporated herein by reference.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:                                             BUYER:

SOUTHEAST TEXAS CARDIOLOGY                          RAYTEL MANAGEMENT SERVICES ASSOCIATES,
OF TEXAS, L. P., a Texas                            P.A., a Texas professional
limited corporation                                 partnership

By: /s/ Rodolfo Sotolongo                           By: /s/ Richard F. Bader
   ----------------------------                        -------------------------------
     Rodolfo Sotolongo, M. D.                           Richard F. Bader
Its: President and Chief Executive Officer              RAYTEL TEXAS PHYSICIAN
                                                        SERVICES, INC., a Delaware
                                                        corporation (the"General Partner")
SHAREHOLDERS:                                       Its:     Chairman and Chief Executive Officer

                                                                       PARENT:
/s/ Rodolfo Sotolongo
---------------------------
Rodolfo Sotolongo, M. D.                             RAYTEL MEDICAL CORPORATION,

                                                              a Delaware corporation
/s/ Wayne Margolis
---------------------------
Wayne Margolis, M. D.                                By: /s/ Richard F. Bader
                                                        ------------------------------
                                                         Richard F. Bader
                                                     Its:  Chairman and Chief Executive Officer
/s/ Michael Smith
--------------------------
Michael Smith, M. D.